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                                                                     EXHIBIT B
                                    WATERHOUSE INVESTOR SERVICES, INC.
                            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




                                                 Fiscal Years Ended August 31,
                                 --------------------------------------------------------------   First Quarter
                                                                                                   Fiscal Year
                                    1991        1992         1993         1994          1995          1996
                                 ----------  -----------  -----------  -----------  -----------    -----------
Earnings Before Taxes On Income  $5,689,134  $15,163,052  $25,791,806  $28,009,177  $33,447,304    $11,258,362
                                 ----------  -----------  -----------  -----------  -----------    -----------

Fixed Charges:
   Interest                       1,388,577    1,958,817    3,043,570    5,791,799   11,805,775      6,961,042
   Interest Factor in Rent          418,685      618,012      899,371    1,206,530    1,433,164        450,544
                                  ---------    ---------    ---------    ---------   ----------      ---------
   Total Fixed Charges            1,807,262    2,576,829    3,942,941    6,998,329   13,238,939      7,411,586
                                  ---------    ---------    ---------    ---------   ----------      ---------

Earnings Before Taxes On Income
   and Fixed Charges             $7,496,396  $17,739,881  $29,734,747  $35,007,506  $46,686,243    $18,669,948
                                 ==========  ===========  ===========  ===========  ===========    ===========

Ratio Of Earnings to Fixed
   Charges                             4.15         6.88         7.54         5.00         3.53           2.52
